Exhibit 99.1

Casino Veteran Dennis Gomes Joins Money Centers Of America's Board of Directors

Money Centers of America's ONswitchTM processing platform for casino inhouse cash access and merchant card processing continues to attract attention from gaming operators and now industry veterans.

November 14, 2006--King of Prussia, PA-- Money Centers of America, Inc. (OTC Bulletin Board: MCAM), a leading provider of cash access, transaction management systems, and financial networks for the gaming industry, today announced that 35 year casino veteran Dennis Gomes will be joining the company's board of directors at the completion of the company's anticipated refinancing of its financing facilities.

Gomes' background is in law enforcement as an investigator of casino operations in Nevada and New Jersey. Having earned an undisputed reputation for character and integrity through his numerous senior-level operational positions throughout his career, Gomes served as President of the Tropicana Casino & Resort and Trump Taj Mahal Hotel & Casino in Atlantic City and as President of The Golden Nugget Hotel & Casino in Las Vegas.

"At this stage in my career I am fortunate that I can be selective and only consider projects that are positioned to have a profound impact on the casino Industry landscape," said Dennis Gomes. "Chris Wolfington and his team at Money Centers of America have identified such an amazing profit generator for casinos with their ONswitchTM system, that frankly, I can't think of a reason why any qualified operator wouldn't use it, especially since it sits in the center of a casino operators core competency," stated Gomes.

"Dennis's vision and credibility will add tremendous value to the process of introducing the ONswitchTM model to the gaming industry," said Christopher Wolfington, Chairman & CEO of Money Centers of America. "We are proud and fortunate to have an industry leader like Dennis on our board as the company begins its journey in reshaping the cash access and payment processing segment of the gaming industry," stated Wolfington

About Money Centers of America

Money Centers of America, Inc. provides cash access, the OnSwitch(TM) transaction management system, and financial networks to the gaming industry, utilizing a customer-centric approach that is aimed at leveraging technology, generating value, and creating measurable results in profitability, customer satisfaction and loyalty. For a complete corporate profile on Money Centers of America, Inc., please visit our corporate website at http://www.moneycenters.com.

Safe Harbor

All statements in this document that are not historical are forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Money Centers of America's current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Money Centers of America's periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled 'Factors that May Affect Future Results and Financial Condition' in Money Centers of America's annual report on Form 10-K for the year ended December 31, 2005. Money Centers of America expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this document.